Hawk Announces Fourth Quarter and Year-end 2003 Results and Effects of
Planned Divestiture and Plant Closing

CLEVELAND, Ohio – February 17, 2004 – Hawk Corporation (AMEX: HWK) announced today that net sales from continuing operations for the fourth quarter of 2003 increased by 7.5% to $47.5 million from $44.2 million in the comparable prior year period. The Company also reported a net loss from continuing operations before pension curtailment charge of $.10 per diluted share for the fourth quarter of 2003 compared to net income from continuing operations of $.01 per diluted share in the comparable year ago period. In accordance with generally accepted accounting principles (GAAP), net loss before discontinued operations for the fourth quarter of 2003 was $.26 per diluted share compared to net income before discontinued operations of $.01 per diluted share in the prior year.

As previously disclosed in early January 2004, the Company has implemented a strategic plan that will lead to the sale of its motor segment business and the closure of its Brook Park, Ohio friction products manufacturing facility. As a result of the planned divestiture of the motor segment, the Company will be reporting the results of operations and the related adjustment of the segment’s assets to fair market value as discontinued operations both on an historical basis and going forward. In accordance with GAAP, the financial results of the discontinued operations are reflected in the Company’s financial statements on the line item, “Loss from discontinued operations, net of tax” for all periods presented.

The Company announced a net loss for the fourth quarter 2003 of $6.1 million, or $.71 per diluted share, compared to a net loss of $0.4 million, or $.05 per diluted share in the comparable prior year period. The 2003 fourth quarter net loss includes pre-tax, non-cash charges of $1.9 million to reflect the curtailment of a defined benefit pension plan as a result of the Company’s previously announced closure of its Brook Park facility and a pre-tax, non-cash charge of $4.5 million associated with the discontinued operations of the Company’s motor segment based on a current estimate of net proceeds for the disposition of the segment. This charge represents an estimated impairment in the net assets of the discontinued operations held for sale.

The Company reported that net sales from continuing operations in the fourth quarter of 2003 increased by 7.5% to $47.5 million from $44.2 million in the year-ago quarter. Increases were posted in the friction and precision components segments of the business offsetting a slight decline in the performance racing segment. The effect of foreign currency exchange rates caused net sales in the three month period ended December 31, 2003 to increase by 3.3%. The Company’s net sales from continuing operations benefited from improved economic conditions and market share gains during the quarter in a number of the Company’s end markets, including construction, specialty friction, agriculture, lawn and garden and fluid power. During the quarter, the Company’s net sales to the aerospace market declined by 11.2%, in line with our previously announced estimates. For the full year 2003, net sales from continuing operations were $202.6 million, a 9.0% increase from $185.9 million in the prior year. The effect of foreign currency exchange rates caused net sales from continuing operations for the full year 2003 to increase by 3.2%.

In accordance with GAAP, the net loss before discontinued operations for the fourth quarter of 2003 was $2.2 million, or $.26 per diluted share, compared to net income before discontinued operations of $0.1 million, or $.01 per diluted share in the comparable prior year period. The decrease in income before discontinued operations income was primarily attributable to a $1.9 million pre-tax pension curtailment charge as a result of the planned closing of the Brook Park facility, increased defined benefit pension expense and product mix. Additionally, in the fourth quarter of 2002, the Company’s operating income benefited from the elimination of discretionary incentive compensation and profit sharing contributions of approximately $2.2 million. The net loss before discontinued operations for the year ended December 31, 2003 was $0.4 million, or $.07 per diluted share, compared to a net income from continuing operations of $0.8 million, or $.08 per diluted share, in the prior year.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We have made a number of decisions as we enter 2004, which will lead to greater focus and solid operating results for the Company. Concentrating on our two core businesses, friction products and powder metal, will enable us to provide our markets with technically superior products in a cost-efficient manufacturing environment.”

“During the past five months, we have continued to win new product awards as a result of our leading technological processes,” Mr. Weinberg added. “We were encouraged by the strength of our sales orders in the fourth quarter of 2003, especially in our friction segment. This momentum has continued into the first forty-five days of 2004. We remain optimistic that this positive sales trend will continue through 2004 as a result of the improving economic conditions in the markets we serve and our new product awards. We have also identified our friction fleet and aftermarket business as an opportunity for significant sales growth opportunities in 2004 and beyond.”

Mr. Weinberg continued, “We continue to focus on lowering our manufacturing cost structure and to that end, we are in the process of relocating one of our domestic manufacturing facilities from which we expect to achieve annual cost savings of approximately $3.0 million. We are also expanding our friction and powder metal operations in China to take advantage of the lower production costs as well as increased global sales opportunities from those facilities.”

Business Segment Results

In the friction segment, fourth quarter net sales increased $2.7 million or 10.4%, to $28.7 million from $26.0 million in the year-ago period. The effect of foreign currency exchange rates caused the friction segment’s net sales in the fourth quarter of 2003 to increase by 5.4%. Primary drivers of the sales increase were new product introductions, resulting in market share gains to customers primarily in the construction and agriculture markets, improved conditions in the Company’s truck market, increased sales to the aftermarket and the fleet market, and increased sales from the Company’s Italian and Chinese facilities. These increases were partially offset by sales declines in the quarter in the aerospace market as well as from the Company’s previously announced exit from the automotive stamping market in June 2003.

The Company’s global business programs continue to benefit from improved economic conditions, as well as new product introductions. Net sales at the Company’s Italian facility, on a local currency basis, increased 24.0% in the fourth quarter of 2003 compared to the same period in 2002, while net sales at the Company’s Chinese facility increased 111% during the same period.

Net sales in the friction segment for the year ended December 31, 2003 increased 14.6% to $121.6 million from $106.1 million in the comparable prior year period. Sales benefited from growth at the segment’s foreign facilities, new product introductions and continued market share gains during the period in most of the markets served by the segment. The effect of foreign currency exchange rates caused the friction segment’s net sales for the year ended December 31, 2003 to increase by 5.6%.

Income from operations before pension curtailment charge in the friction segment during the fourth quarter of 2003 was $0.9 million, compared to $2.5 million in the comparable prior year period. The decrease was the result of product mix, especially due to the decline in sales in the aircraft market, and the elimination of discretionary incentive compensation and profit sharing contributions in this segment of $1.2 million benefiting the 2002 fourth quarter period. No corresponding benefit occurred in the fourth quarter of 2003. Additionally, the segment experienced increased pension expense in the quarter compared to the prior year comparable quarter. In the fourth quarter of 2003, in accordance with GAAP, the friction segment reported a loss from operations of $1.0 million compared to income from operations of $2.5 million in the comparable prior year period. For the year ended December 31, 2003, income from operations before pension curtailment charge increased $2.4 million, or 30.8%, to $10.2 million from $7.8 million in the comparable prior year period. In accordance with GAAP, for the year ended December 31, 2003, income from operations was $8.3 million, or 6.4%, compared to $7.8 million in the prior year.

In the Company’s precision components segment, net sales increased 5.8% to $16.5 million in the fourth quarter of 2003 from $15.6 million in the comparable prior year period. The increase during the quarter was driven by the improvements in the lawn and garden, fluid power and power tool markets, partially offset by declines in the automotive and appliance markets. Net sales for the year ended December 31, 2003, were up $0.9 million, or 1.3%, to $68.1 million from $67.2 million in the prior year. The Company’s powder metal production facility in China began production and shipment of product in the fourth quarter of 2003.

Income from operations in the precision components segment in the fourth quarter of 2003 was $0.6 million compared to $2.1 million during the comparable quarter of 2002, a decline of $1.5 million or 71.4%. This decrease was primarily due to the elimination of discretionary incentive compensation and profit sharing contributions which benefited the 2002 fourth quarter period in the amount of $1.0 million, product mix, and start-up and training costs associated with the installation of new equipment. No corresponding benefit occurred in the fourth quarter of 2003. Additionally, during the fourth quarter of 2003, the segment continued to incur expenses for the start-up of its powder metal production capabilities in China. For the year ended December 31, 2003, income from operations decreased 46.5% to $2.3 million from $4.3 million in the prior year.

Net sales in the Company’s performance racing segment, which consists of racing clutches and drive train components, decreased 11.5%, to $2.3 million in the fourth quarter of 2003 compared to $2.6 million in the comparable prior year period. The decline in net sales was primarily caused by a reduction in racing team sponsorship money during the period. Net sales for the year ended December 31, 2003 increased 2.4% to $12.9 million from $12.6 million in the prior year.

Loss from operations in the performance racing segment in the fourth quarter of 2003 was $0.4 million compared to $0.2 million in the comparable prior year period. For the year ended December 31, 2003, income from operations was $0.3 million compared to $0.9 million in the prior year.

Working Capital and Liquidity

As of December 31, 2003 working capital, exclusive of the Company’s senior credit facility was reduced by $7.8 million. Principal amounts outstanding under the Company’s senior credit facility declined by $12.3 million compared to December 31, 2002 levels.

As previously announced the Company needed to seek an amendment to certain of the financial covenants in its senior credit facility to be able to implement its strategic repositioning plan in 2004. At this time, the Company has obtained verbal assurances from its bank group to the amendment.

Business Outlook

“We are encouraged that the sales momentum that began in the latter half of 2003 has continued as we move into 2004. We continue to work on a number of new programs that we expect will lead to new sales orders during the first quarter of this year. Additionally, sales from our foreign operations should remain robust as a result of market share gains and the introduction of new products to the marketplace from those facilities,” stated Mr. Weinberg. “As a result, we currently anticipate our full year revenues from continuing operations to grow at approximately 6% in 2004, despite our anticipation that sales to the aircraft market will be slightly lower to flat for the year.”

Presentation of Non-GAAP Financial Information

The Company’s presentation of “(Loss) income from continuing operations before pension curtailment charges” and per share data for “(Loss) income from continuing operations before pension curtailment charges” are non-GAAP financial measures. Because of the significant steps taken by Hawk in its strategic plan to close its Brook Park, Ohio facility, Hawk believes that presenting earnings that exclude this charge is helpful to our investors to better understand Hawk’s operating results. Pursuant to Regulation G, Hawk has included in the section of the press release captioned “Reconciliation of non-GAAP Financial Measures” a reconciliation of the non-GAAP operating results before the pension curtailment charge to GAAP operating results.

The Company

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,550 employees and 15 manufacturing, research and administrative sites in four countries.

Forward-Looking Statements

This press release includes forward-looking statements concerning the full year of 2003 sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s signing an amendment to its senior credit facility containing the necessary amendments to certain financial covenants to which the bank group has verbally agreed; the ability of the Company to meet the existing and amended terms of its credit facilities, including the numerous financial covenants and other restrictions; the timely completion of construction and initiation of production of Wellman Products’ new facility; the ability to hire and train qualified people at the new facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; whether or not Hawk’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by Hawk; whether or not the motor segment will be able to improve its operating performance during the selling process; higher than anticipated costs related to relocation of Wellman Products’ facility and the sale of Hawk’s motor segment; the impact of the reduction in air travel on our aerospace business; the impact on our gross profit margins as a result of changes in our product mix; the Company’s ability to effectively utilize all of its manufacturing capacity as the industrial and commercial end-markets we serve gradually improve or if improvement is not achieved as we anticipate; the effect of general economic and industry conditions and competition; the ability of the Company to begin generating profits from its facility in China; as the Company continues to expand internationally, the effect of changes in international laws and regulations and currency exchange rates; the effect of competition by manufacturers using new or different technologies; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call

A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site

(www.hawkcorp.com) on Tuesday, February 17, 2004 at 10:00 a.m. Eastern Time. An archive of the call will be available shortly after the end of the conference call on the investors relations page of the Company’s web site.

Contact Information

Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Net sales	$47,536	$44,190	$202,551	$185,912
Cost of sales	37,588	32,920	155,182	141,716

Gross profit	9,948	11,270	47,369	44,196
Selling, technical and administrative expenses	8,549	6,714	33,731	30,474
Pension curtailment charge	1,920		1,920
Amortization of intangibles	217	165	800	767

Total expenses	10,686	6,879	36,451	31,241
(Loss) income from continuing operations	(738)	4,391	10,918	12,955
Interest expense	(2,669)	(2,897)	(10,752)	(10,366)
Interest income	15	26	57	116
Exchange offer costs		(1,066)		(1,851)
Other income (expense), net	66	(99)	183	(718)

(Loss) income from continuing operations before income taxes	(3,326)	355	406	136
Income tax (benefit) provision	(1,144)	235	855	(669)

Net (loss) income before discontinued operations and cumulative effect of change in accounting principle	(2,182)	120	(449)	805
Loss from discontinued operations, net of tax	(3,911)	(527)	(4,973)	(1,850)
Cumulative effect of change in accounting principle, net of tax				(17,200)

Net loss	$(6,093)	$(407)	$(5,422)	$(18,245)

Diluted (loss) earnings per share:
(Loss) earnings before discontinued operations and cumulative effect of change in accounting principle	$(.26)	$.01	$(.07)	$.08
Discontinued operations, net of tax	(.45)	(.06)	(.58)	(.22)
Cumulative effect of change in accounting principle, net of tax				(2.01)

Net loss per diluted share	$(.71)	$(.05)	$(.65)	$(2.15)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Other data:
Depreciation and amortization
Continuing operations	$2,811	$2,597	$10,873	$11,014
Discontinued operations	$206	$198	$835	$748
Reconciliation of non-GAAP financial measures:
(Loss) income from continuing operations	$(2,182)	$120	$(449)	$805
Pension curtailment charge, net of tax	(1,356)		(1,356)

(Loss) income from continuing operations before pension curtailment charges	$(826)	$120	$907	$805

Diluted loss per share:
(Loss) income from continuing operations	$(.26)	$.01	$(.07)	$.08
Pension curtailment charge, net of tax	(.16)		(.16)

(Loss) income from continuing operations before pension curtailment charges	$(.10)	$.01	$.09	$.08

Friction segment data:
(Loss) income from continuing operations	$(955)	$2,462	$8,284	$7,794
Pension curtailment charge	(1,920)		(1,920)

Income from continuing operations before pension curtailment charges	$965	$2,462	$10,204	$7,794

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$3,365	$1,702
Accounts receivable	32,272	29,475
Inventories	35,424	32,681
Taxes receivable	521	3,333
Deferred tax asset	3,551	745
Other current assets	4,032	3,909
Assets of discontinued operations	4,302	3,965

Total current assets	83,467	75,810
Property, plant and equipment, net	63,136	61,820
Goodwill	32,495	32,495
Other intangible assets	9,904	10,701
Assets of discontinued operations		6,408
Other assets	4,547	5,646

Total assets	$193,549	$192,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21,569	$16,104
Other accrued expenses	18,185	9,095
Short-term debt	1,326
Bank facility	24,059	36,327
Current portion of long-term debt	1,148	3,103
Liabilities of discontinued operations	3,652	2,126

Total current liabilities	69,939	66,755
Long-term debt	68,443	68,890
Deferred income taxes	4,360	5,245
Liabilities of discontinued operations		633
Other	9,102	6,523
Shareholders’ equity	41,705	44,834

Total liabilities and shareholders’ equity	$193,549	$192,880

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